Exhibit 10.177

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and made effective as of July 17, 2018 (the “Effective Date”), by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”) and Anthony Zolezzi (the “Executive”).

Recitals

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive. This Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

1.       Employment Period.  The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”).  The term of this Agreement will, unless previously terminated, automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, unless at least thirty (30) days prior to the Renewal Term the Board provides notice to the Executive that the Employment Period shall not be so extended.  For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter.  Notwithstanding the foregoing, in the event of a Change in Control, the date the Change in Control occurs shall become the Effective Date for all purposes thereafter, and each Change in Control thereafter shall result in a new Effective Date on the date of the latest Change in Control.

2.        Terms of Employment.

(a)       Position and Duties.

(i)     During the Employment Period, the Executive shall serve as the Chief Executive Officer and President of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s positions as Chief Executive Officer and President of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as Chief Executive Officer and President of the Company. The Executive agrees to serve as a member of the Board, if elected to serve in such position during the Employment Period. Upon the effectiveness of the Executive’s termination of employment with the Company (for any reason), the Executive shall been deemed to have automatically resigned from the Board.

(ii)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on a full-time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on corporate, civic or charitable boards or committees which are set forth on Schedule 1 attached hereto, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions or (D) manage personal investments on a passive basis, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, that the Executive shall not engage in other employment or undertake any other commercial business activities unless the Executive obtains the prior written consent of the Board. The Board may deny or rescind consent to the Executive’s service as a director of all other corporations or participation in other business or public activities if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interest or conflict with the Executive’s duties to the Company. The Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in this Section 2(a)(ii).

(iii)     The location at which the Executive will perform services pursuant to this Agreement shall be principally based at the Company’s offices in Boca Raton, Florida, subject to reasonable travel required to perform such duties.

(b)       Compensation.

(i)     Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to $564,000, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, and may be adjusted by the Compensation Committee of the Board (the “Compensation Committee”). The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so adjusted.

(ii)     Initial Equity Award. Promptly following the Effective Date, the Executive shall be granted a restricted stock award for 8,000,000 shares of the Company’s common stock in exchange for an exercise price equal to the fair market value of the Company’s common stock based on the most recent third party valuation report obtained by the Company (the “Initial Equity Award”), subject to the terms and conditions of the Company’s 2013 Stock Incentive Plan, as amended from time to time (or its successor) (the “Plan”), and the applicable form of award agreement, execution of which shall be a condition to the Initial Equity Award. If the Executive’s employment with the Company terminates for any reason, the Initial Equity Award shall terminate in its entirety and be forfeited to the Company. The Initial Equity Award shall vest (in whole or in part) upon the closing by the Company during the Employment Period of a Qualifying Sale based upon the following vesting schedule:

Net Proceeds (as defined herein) in the Qualifying Sale	# of Shares of the Initial Equity Award Vested
Portion of the Net Proceeds to be received by the Company’s securityholders in a Qualifying Sale which is equal to or greater than US $100 million but less than US $200 million	2,000,000 shares
Portion of the Net Proceeds to be received by the Company’s securityholders in a Qualifying Sale which is equal to or greater than US $200 million but less than US $300 million	An additional 2,000,000 shares (for an aggregate of 4,000,000 shares vested)
Portion of the Net Proceeds to be received by the Company’s securityholders in a Qualifying Sale which is equal to or greater than US $300 million	An additional 4,000,000 shares (for an aggregate of 8,000,000 shares vested)

“Qualifying Sale” means any Change in Control that results in net proceeds (after payment of all related transaction fees, costs and expenses) of One Hundred Million Dollars ($100,000,000) or more that is available for distribution to the Company’s shareholders, note holders, option holders and warrant holders (excluding for the purposes of such determination any payments required to be made to the Executive pursuant to the terms and conditions of this Agreement).

(iii)     Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company.

(iv)     Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company; provided that such expenses shall be submitted to the Chairman of the Board (or his designee) prior to such reimbursement by the Company.

(v)     Vacation. During the Employment Period, the Executive shall be entitled to twenty (20) days of paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company. Unused vacation days shall be forfeited at the end of each calendar year and shall not roll over to the next year, nor will Executive be paid for any unused vacation days in a calendar year. Other than as required by applicable law, upon termination of Executive’s employment for any reason, the Company will not pay any accrued or unused vacation time.

(c)      Recoupment of Unearned Incentive Compensation. If the Board, or an appropriate committee thereof, determines that any fraud, negligence, or intentional misconduct by the Executive is a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Executive if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the Executive engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

3.         Termination of Employment.

(a)      Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right; (v) a Termination for Good Reason; or (vi) the termination of this Agreement by Executive pursuant to Section 3(b). If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and Affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)      This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board.

(c)       Benefits Payable Under Termination.

(i)     In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)     In the event of the Executive’s Termination for Cause or termination by the Executive other than for a Termination for Good Reason by the Executive or as a result of the Executive’s death or Disability, the Initial Equity Award shall terminate in its entirety and be forfeited to the Company and the Executive shall promptly (within thirty (30) days) reimburse the Company for the aggregate of all Annual Base Salary paid to the Executive prior to the effective date of the termination of the Executive’s employment with the Company.

(iii)     In the event of a Termination for Good Reason or the exercise by the Company of its Termination Rights, the Executive shall be provided the Unconditional Entitlements and, subject to Executive signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties in substantially the form of Exhibit A attached hetero (the “Release”), the Company shall provide the Executive the Conditional Benefits. Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) shall only be payable or provided if the Executive signs and delivers the Release within the consideration period identified in the Release and the Executive does not revoke the Release within the revocation period identified in the Release. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(d)      Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)      Earned Amounts. The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii)     Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation, any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)    Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)    Medical Coverage. The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage. The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive.

(v)    Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment; provided that such expenses shall be submitted to the Chairman of the Board (or his designee) prior to such reimbursement by the Company.

(e)       Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)     Severance Amount. The Company shall pay the Executive a lump sum amount equal to the Severance Amount. Subject to Section 3(c)(iii) above, the Severance Amount shall be paid on the date that is sixty (60) days after the Termination Date (or upon the Executive’s death, if earlier).

(ii)     Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)     With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of and within six (6) months after a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall instead be made on the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)     To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)       Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)     “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by the Company.

(ii)     “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A)     any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (1) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a financing transaction for the Company in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof or (2) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(B)     there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(C)     there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportion as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Agreement, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing definition or any other provision of the Agreement, where a Change in Control is a payment trigger and not merely a vesting trigger, or where otherwise necessary to ensure that the Executive does not incur liability for additional tax under Section 409A of the Code, a transaction (or series of related transactions) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction (or series of related transactions) also satisfies the definition of a “change in control event” under Treas. Reg. Section 1.409A-3(i)(5).

(iii)     “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)     “Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).

(v)     “Entity” means a corporation, partnership, limited liability company or other entity.

(vi)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vii)    “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined Voting Power of the Company’s then outstanding securities.

(viii)     “Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares Voting Power, which includes the power to vote or to direct the voting, with respect to such securities.

(ix)     “Severance Amount” means an amount equal to $282,000.

(x)      “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contributions) of more than fifty percent (50%).

(xi)     “Termination for Cause” means a termination of the Executive’s employment by the Company due to any of the following reasons: (A) conviction, or a plea of “guilty” or “no contest” to, any crime (whether or not involving the Company) constituting a felony or involving moral turpitude in the jurisdiction involved; (B) an act of physical violence causing bodily harm to another person on Company property or off Company property but in the performance of Executive’s duties as a Company employee; (C) reporting to work under the influence of alcohol or a controlled substance (except prescription drugs used as prescribed); (D) gross neglect or willful misconduct in the performance of Executive’s duties, or willful failure or willful refusal to perform Executive’s duties; (E) conduct which is materially injurious or materially damaging to the Company or the reputation of the Company; (F) a material violation of this Agreement or the Company’s policies, which is not cured to the reasonable satisfaction of the Board within thirty (30) days of written notice thereof to the Executive, provided, however, that solely for the purposes of this sub clause (F) if the specified breach cannot be cured within such thirty (30) day period and the Executive commences reasonable steps within such thirty (30) day period to remedy such breach and diligently continues such steps thereafter and does effect a cure for such breach within ninety (90) days of such notice, such violation shall not constitute “Termination for Cause” and the Executive’s employment shall not be terminated; or (G) the Executive is unable to substantially perform the Executive’s job duties for a continuous period of ninety (90) days or for one hundred twenty (120) days (whether or not continuous) in any twelve (12) month period due to physical or mental disability; provided that if any other Company executive is by contract provided a longer period of disability before they may be terminated for “Cause”, then such longer time period shall automatically apply to the Executive for purposes of this provision Section 3(f)(xiii).

(xii)     “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (B) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason. Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xiii)     “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xiv)     “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s Annual Base Salary as in effect immediately prior to such reduction by more than ten percent (10%) without Executive’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (B) a material reduction in the Executive’s title as in effect immediately prior to such reduction without Executive’ written consent, provided, however, that a mere change in title or reporting relationship following a Change in Control by itself will not constitute “Good Reason” for Executive’s resignation, and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “reduction” of duties, position or responsibility; or (C) a material breach of any material provision of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (y) if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (z) unless (A) the Executive shall have delivered a written notice to the Board within ninety (90) days of the initial occurrence of one of such events stating that the Executive intends to terminate the Executive’s employment for Good Reason and specifying the factual basis for such termination, (B) the Company shall not have cured such event within thirty (30) days of the receipt of such notice, and (C) the Executive shall have terminated his employment within thirty (30) days after expiration of the thirty (30) day cure period set forth in the foregoing clause (B).

(xv)     “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xvi)     “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xvii)     “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)      Conflict with Plans. As permitted under the terms of the applicable stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”), the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Plans (or any similar definition in any successor plan).

(h)      Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Section 3(c) or Section 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty six (36) months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.       Executive Remedy. The Executive shall be under no obligation to seek other employment or other engagement of the Executive’s services. The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.        Payments Upon a Qualifying Sale.

(a)     Subject to the Executive signing and delivering to the Company and not revoking the Release, if the Company completes a Qualifying Sale during the Employment Period or within six (6) months after the Executive’s employment is terminated either by the Executive pursuant to a Termination for Good Reason or the Company terminates the Executive (other than due to the Executive’s death, a Termination for Cause or a Termination due to Disability), the Company shall pay to the Executive upon the closing of the Qualifying Sale, the aggregate of the following amounts (which paid in the same form of the consideration to be paid to the Company’s shareholders in such Qualifying Sale) (the “Qualifying Sale Payment”):

Net Proceeds in the Qualifying Sale	Qualifying Sale Percent
Portion of the Net Proceeds to be received by the Company’s securityholders in a Qualifying Sale which is equal to or greater than US $100 million but less than US $200 million	4%
Portion of the Net Proceeds to be received by the Company’s securityholders in a Qualifying Sale which is equal to or greater than US $200 million but less than US $300 million	6%
Portion of the Net Proceeds to be received by the Company’s securityholders in a Qualifying Sale which is equal to or greater than US $300 million	8.5%

(b)     “Net Proceeds” means the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with a Qualifying Sale after the payment of all of the Company’s transaction fees and expenses (including, without limitation, payments to investment bankers, accountants and attorneys in connection with such Qualifying Sale and the aggregate amount of the Qualifying Sale Payment owed to the Executive).

(c)     The Company shall be entitled to deduct from the Qualifying Sale Payment owed to the Executive an amount equal to the sum of (i) the aggregate amount of Annual Base Salary paid to the Executive from the Effective Date until the completion of the Qualifying Sale and (ii) the aggregate proceeds payable to the Executive in such Qualifying Sale in connection with stock options or other equity awards then held by the Executive, including the Initial Equity Award.

(d)     Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Code Section 4999, then (i) the Qualifying Sale Payment payable to the Executive under this Agreement shall be reduced (but not below zero (0)) to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (ii) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (i) above had not applied thereto.  For purposes of this Section 5(d), “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Code Section 280G(b)(3) and the Treasury Regulations thereunder, less One Dollar ($1.00).

(e)     The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized law firm or independent registered public accounting firm or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(f)     The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or the Executive. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.        Confidentiality; Non-Competition; Non-Solicitation; Invention Assignment.

(a)     Confidentiality. Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)). The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)      Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature. All business procured by Executive and all related business opportunities and plans made known to Executive while Executive is employed by or providing services to the Company shall remain the permanent and exclusive property of the Company.

(c)      Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the one (1)-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the date the Executive’s employment is terminated (or was, during the six (6)-month period prior to the date the Executive’s employment is terminated), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.

(d)      Noncompetition. The Executive agrees that during the Restricted Period the Executive will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of, or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in any business activity that could be deemed to be competitive with any portion of the business conducted by the Company or any of its Affiliates. Ownership for personal investment purposes only of less than two percent (2%) of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(e)       Invention Assignment.

(i)     All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by the Executive, either solely or in collaboration with others, during the Executive’s employment, whether or not during working hours, and directly relating to the business of the Company (but, for purposes of clarity, not including any business ideas, concepts, inventions, improvements, developments or other intellectual property relating to any of the activities set forth on Schedule II attached hereto), shall become and remain the exclusive property of the Company, and the Company’s successors and assigns. The Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. The Executive’s commitments in this Section 6(e) will continue in effect after termination of the Executive’s employment as to such ideas, concepts, inventions, improvements and developments, and other intellectual property to the extent and only to the extent conceived before the date the Executive’s employment terminates (other than, for purposes of clarity, any business ideas, concepts, inventions, improvements or developments, or other intellectual property relating to any of the activities set forth on Schedule II attached hereto).

(ii)    The Executive agrees to perform, during and after the Executive’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and reasonable assistance or cooperation in legal proceedings. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on the Executive’s behalf and in the Executive’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filings with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such inventions and improvements with the same legal force and effect as if executed by the Executive.

(g)     Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(h)     Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.         Successors.

(a)     This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.         Miscellaneous.

(a)     This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Florida, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the State of Florida (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:     to his last address provided in the Company’s records.

If to the Company:      Twinlab Consolidated Holding Inc.

4800 T-Rex Avenue, Suite 305

Boca Raton, FL 33431

Telephone: 561-443-5301

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)     If the Executive remains employed with the Company on the three (3) year anniversary of the Effective Date and the Board notifies the Executive in writing that the Board does not elect to initiate a process intended to result in a Qualifying Sale (the “No Sale Notice”), the Executive shall have the right (the “Put Right”), subject to the provisions of this Section 8(c), exercisable on a single occasion by the Executive delivering a written notice to the Company in substantially the form of Exhibit B attached hereto (the “Put Notice”) at any time beginning on the date that the Board delivers the No Sale Notice to the Executive and continuing for one hundred eighty (180) days thereafter (the “Put Right Period”), to require the Company to pay the Executive an amount equal to the Qualifying Sale Payment based upon the then Enterprise Value of the Company (assuming for such purposes that the Company had effected a Change in Control based upon such Enterprise Value). Effective upon the delivery of the Put Notice, the Initial Equity Award shall terminate in its entirety and be forfeited to the Company (even if the Executive is not entitled to receive any payment under this Section 8(c)). For purposes of this Agreement, “Enterprise Value” shall mean the purchase price that could be negotiated and paid in an arms-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction, for the full value of the Company as a going concern (after deducting net indebtedness of the Company) on the date of the Put Notice. The Company and the Executive shall attempt to agree, in good faith, upon the Enterprise Value upon receipt of the Put Notice. If the Executive and the Company cannot agree upon the Enterprise Value within thirty (30) business days, the Company and the Executive shall each engage at their own expense, an independent, nationally recognized investment banking firm to determine the Enterprise Value. If the valuation by the two investment banking firms is within ten percent (10%) of each other, the average of the two valuations shall be deemed the Enterprise Value. If the difference in valuation by the two investment banking firms is greater than ten percent (10%), the two (2) investment banking firms shall select a third independent and nationally recognized banking firm, whose determination of the Enterprise Value shall be final and binding. The cost of the third investment banking firm shall be paid equally by the Company and the Executive. The payment by the Company of the Qualifying Sale Payment under this Section 8(c) shall be subject to the following additional terms and conditions:

(i)     The Executive shall only be entitled to a payment under this Section 8(c) if the final determination of Enterprise Value pursuant to this Section 8(c) would result in a Change in Control that would constitute a Qualifying Sale.

(ii)     The Company’s obligation to pay the Qualifying Sale Payment to the Executive shall be conditioned on the Executive: (A) irrevocably transferring and assigning to the Company all stock options and other equity awards held by the Executive as of the date of the Put Notice (including the Initial Equity Award); and (B) signing and delivering to the Company and not revoking the Release;

(iii)    The Company shall be entitled to deduct from the Qualifying Sale Payment an amount equal to the aggregate amount of Annual Base Salary paid to the Executive from the Effective Date through the date of the Executive’s termination of employment with the Company;

(iv)     The Company shall pay the Executive the Qualifying Sale Payment in three (3) equal annual installments; provided, however, if the Company consummates a Qualifying Sale before the Company has completed all of the payments of the Qualifying Sale Payment to the Executive, then upon the completion of such Qualifying Sale, the Company shall promptly pay to the Executive any and all remaining installments of the Qualifying Sale Payment that have not yet been paid to the Executive; and

(v)     Notwithstanding anything to the contrary contained herein, the obligation of the Company to pay the Executive the Qualifying Sale Payment shall be suspended if and for so long as any of the following conditions are present: (A) the payment of all or any portion of the Qualifying Sale Payment to the Executive would result in (1) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property or (2)  the payment of all or any portion of the Qualifying Sale Payment to the Executive would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the then-existing material credit facilities of the Company or its subsidiaries (each a “Financing Default”), (B) if immediately prior to such purchase there exists a Financing Default which prohibits such payment of the Qualifying Sale Payment to the Executive, or (C) to the extent that the Company determines in good faith that it lacks adequate available cash on hand to consummate the purchase and no debt or equity financing is available to the Company to make such purchase. The Company shall, within fifteen (15) days of learning of any such fact, so notify the Executive in writing (the “Suspension Notice”) upon which the Company’s obligation to consummate the purchase of the Put Shares shall be suspended until such time as the condition no longer exists (the “Suspension Period”). The Company shall, within fifteen (15) days of learning of the elimination of all relevant restrictions on the Company’s ability to consummate the payment of the Qualifying Sale Payment, so notify the Executive in writing.

(d)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)     The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under Articles of Incorporation of the Company (as amended), the Bylaws of the Company (as amended) and the Indemnification Agreement entered into by and between the Company and the Executive against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(f)     From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(g)     The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)     This Agreement and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

Signatures on the Following Page

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive: /s/ Anthony Zolezzi Anthony Zolezzi	The Company: Twinlab Consolidated Holdings, Inc. By: /s/ David Van Andel Name: David Van Andel Title: Chairman

Signature Page to Employment Agreement

Exhibit A

FORM OF WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE of execution of this waiver and release.

1.     For and in consideration of the payments and other benefits due to and Anthony Zolezzi (the “Executive”) pursuant to that certain Employment Agreement (the “Employment Agreement”) dated July 17, 2018, by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”) and the Executive, and for other good and valuable consideration, including the mutual promises made herein, the Executive and the Company irrevocably and unconditionally release and forever discharge each other and each and all of their present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors, heirs and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred up to and including the date of the execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, each party understands and agrees that the parties’ release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, including, without limitation, (i) Title VII of the Civil Rights Act of 1964, as amended, (ii) the Civil Rights Act of 1866, as amended, (iii) the Civil Rights Act of 1991, as amended, (iv) the Employee Retirement and Income Security Act of 1974, as amended, (v) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including without limitation, the Older Workers’ Benefit Protection Act, as amended (the “OWBPA”), (vi) the Americans with Disabilities Act of 1990, as amended, and (vii) all claims arising out of the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers Compensation Law, the New York City Human Rights Law, the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers' Compensation Law Retaliation provision, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

Exhibit A - 1

2.     The Executive must sign and return this Release to the Company on or before the thirtieth (30th) day following the Termination Date (as defined in the Employment Agreement). The Executive can revoke this Release on or before the seventh day following the date of delivery of this Release to the Company, by sending written notification of the Executive’s intent to revoke this Release to the Company. This Release shall not become effective or enforceable until the seven (7)-day revocation period has expired. All correspondence pursuant to this Section 2 must be sent to the attention of the Corporate Secretary at [______], by personal delivery or guaranteed overnight delivery.

3.     The Executive and the Company acknowledge that they may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive and the Company each acknowledge that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive and the Company nevertheless intend to release each other from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

4.     Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive and the Company, as applicable, do not waive or release: (a) rights to indemnification the Executive may have under (i) applicable law, (ii) any other agreement between the Executive and a Released Party and (iii) as an insured under any director’s and officer’s liability or other insurance policy now or previously in force; or (b) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Company or its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are or may be jointly responsible; (c) the Executive’s rights to benefits and payments under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit plans.

5.     The Executive acknowledges and agrees that the Executive: (a) has been given at least twenty-one (21) days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original twenty-one (21)-day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven (7) days after delivering this Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (y) filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, or (z) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

Exhibit A - 2

6.     This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

The Executive: Anthony Zolezzi Date:

The Company:

Twinlab Consolidated Holdings, Inc.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Date: _____________________________________

Exhibit A - 3

Schedule I

Corporate, Civic or Charitable Boards or Committees

on which the Executive Currently Serves

●	Strategic Advisor for Health and Wellness at Pegasus Capital Advisors.

●	BOD Wild Oats Marketplace

●	Strategic Advisor Energy at Kaiser Foundation (Portfolio Co).

●	Board of advisors at Culinary Institute of America/Harvard Public Health.

Schedule I - 1

Schedule II

The following is a complete list of all inventions or improvements relevant to the subject matter of the Executive’s employment by the Company that have been made or discovered or conceived or first reduced to practice by the Executive either alone or jointly with others prior to the Executive’s employment by the Company that the Executive desires to remove from the operation of the Employment Agreement between the Company and the Executive:

X	No inventions or improvements.

☐	See below: Any and all inventions regarding:

☐	Additional sheets attached.

The Executive proposes to bring to the Executive’s employment the following materials and documents of a former employer:

X	No materials or documents.

☐	See below:

The Executive: /s/ Anthony Zolezzi Anthony Zolezzi Date: July 17, 2018	The Company: Twinlab Consolidated Holdings, Inc. By: /s/ David Van Andel Name: David Van Andel Title: Chairman Date: July 17, 2018

Schedule II - 2

Exhibit B

Form of Put Notice

To: Twinlab Consolidated Holdings, Inc:

Date: _________________

Reference is made to that certain Employment Agreement dated July 17, 2018 (the “Employment Agreement”) entered into by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”) and Anthony Zolezzi (the “Executive”). Capitalized terms used but not defined in this Put Notice shall have the respective meanings given to them in the Employment Agreement. Pursuant to Section 8(c) of the Employment Agreement, the Executive hereby delivers this Put Notice to the Company to execute the Put Rights of the Executive set forth in Section 8(c) of the Employment Agreement.

The Executive hereby irrevocably assigns and transfers to the Company the Initial Equity Award together with any other equity or debt securities of the Company or its subsidiaries or affiliates held by the Executive and hereby constitutes and appoints the officers and the attorneys of the Company to transfer the Initial Equity Award together with any other equity or debt securities of the Company or its subsidiaries or affiliates held by the Executive on the books of the Company with full power of substitution in the premises. The Executive hereby represents and warrants to the Company that (x) the Initial Equity Award represents all of the equity of the Company or any of the Company’s subsidiaries or affiliates owned by the Executive; (y) the Executive has good and marketable title to the Initial Equity Award assigned to the Company pursuant to this Put Notice, free of all liens, pledges, encumbrances, security interests, restrictions or other interests; and (z) the Executive acknowledges that from and after the date of this Put Notice, the Executive will no longer be an option holder or equity holder of the Company, any of the Company’s subsidiaries or affiliates.

The Executive:

___________________________

Anthony Zolezzi

Exhibit B - 1